Citigroup Inc.
399 Park Avenue
New York, NY 10022

June 3, 2011

VIA EDGAR CORRESPONDENCE

Ms. Stephanie Hunsaker

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549-7553

Re:          Citigroup Inc.

Form 10-K for the Fiscal Year Ended December 31, 2010

Filed February 25, 2011

Form 10-Q for the Quarterly Period Ended March 31, 2011

Filed May 5, 2011

File No. 001-09924

Dear Ms. Hunsaker:

As discussed with you on June 3, 2011, this letter confirms that we currently intend to file Citigroup’s responses to the comments of the staff contained in the staff’s letter dated May 27, 2011 by June 24, 2011.

Sincerely,

/s/ Robert Traficanti
Robert Traficanti
Deputy Controller and Head of Corporate Accounting Policy Citigroup Inc.